Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of Nuveen Churchill Private Capital Income Fund

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities, including the consolidated schedules of investments, of Nuveen Churchill Private Capital Income Fund and its subsidiaries (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in net assets and cash flows for the year ended December 31, 2023 and for the period from February 8, 2022 (inception) through December 31, 2022 (none of which are presented herein), and we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the “Senior Securities” section on page 105 of this Form N-2 of Nuveen Churchill Private Capital Income Fund and its subsidiaries for each of the two years in the period ended December 31, 2023, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/PricewaterhouseCoopers LLP
New York, New York
February 29, 2024